Exhibit 99.1

Recro Reports Third Quarter 2020 Financial Results

Company Secures Three-Year Renewal of License and Supply Agreement with Lannett, A Generics Pharmaceutical Company, for Manufacturing of Verelan PM®, Verelan SR® and Verapamil PM

Strong Technical Performance Delivered Multiple New Contract Wins; Customers Benefiting from Recro’s Single Source Capabilities

Company Amends Athyrium Credit Agreement to Provide Additional Financial Flexibility

Company to Host Conference Call Today at 8:00 a.m. ET

MALVERN, Pa., November 9, 2020 — Recro (Nasdaq:REPH), a leading contract development and manufacturing organization (CDMO), with integrated solutions for formulation, analytical services, regulatory support, manufacturing and packaging of both commercial and development stage oral solid dose drug products, today reported financial results for the three and nine months ended September 30, 2020.

“We continue to deliver superior manufacturing and development services to our customers as their projects grow and evolve,” said Gerri Henwood, President and Chief Executive Officer. “And since the launch of our Clinical Trials Materials (CTM) and Logistics business in late June, we have seen interest in this area increase and early work has resulted in expanded proposal scope. Customers are taking advantage of moving directly from our clinical trial drug manufacturing right into our double-blind packaging, labeling and distribution services; recognizing the benefit of using Recro as a single source. We continue to enhance our business development team and have promising CDMO opportunities, adding to our momentum going into 2021. We do continue to see the COVID-19 pandemic impacting end-user demand, inventory rebalancing and project starts through the remainder of the year and possibly beyond.”

Ms. Henwood also stated, “In November, we signed a three-year extension to our Licensing and Supply Agreement with Lannett, a generic pharmaceutical company, for manufacturing of Verelan PM, Verelan SR and Verapamil PM. The signing of this agreement included a $1.9 million up front cash payment, and a $0.5 million per year licensing fee for each of the three extension years, ending on December 31, 2024.”

“Collectively, these initiatives contributed a 24% increase in revenues during the third quarter compared to the second quarter,” continued Ms. Henwood. “Meanwhile, we have also made great strides preparing Recro to execute our future growth plans. We worked with our partners at Athyrium to adjust our credit agreement which resulted in modifications to certain debt covenants, repayment of $9 million in loan principal in 2020 without prepayment penalties, reducing our interest expense and the elimination of $12 million of principal payments in 2021, further enabling us to execute our growth strategies.”

Third Quarter 2020 and Recent Highlights

New Business Growth:

Formulation & Development Services

•

Secured Multiple New Contract Wins. During the third quarter, Recro secured multiple wins on Phase II modified release projects from new customers. All of the projects include analytical, formulation optimization and Clinical Trial Manufacturing work.

•

Continue to Execute and Expand Relationships with Existing Customers. Extension work from existing customers in the form of next step development proposals and additional batches continues to show healthy growth and is a strong sign of existing customers’ level of confidence in Recro’s technical and execution abilities. Approximately 90% of Recro’s development customers have proceeded to sign additional proposals for extension work and next phase development projects.

•	High Potency Oral Products Business on Track. Recro continues its development work with a top 20 pharmaceutical company to formulate a high potency oral new chemical entity (NCE).

CTM and Logistics Services

•

CTM and Logistics Services. After the launch of our CTM services, Recro has seen expanded interest in this service from multiple current and prospective clients. Recro anticipates that some of its current customers, not currently utilizing Recro for double-blind clinical trial packaging, will now look to add this offering as well. The Company is enhancing its business development team to support the anticipated growth of its CTM business.

Corporate and Financial Developments:

•

Secured Long-Term License Renewal with Lannett Company. In November, Recro and Lannett Company, Inc., a generics pharmaceutical company executed an amendment to the existing license and supply agreement for the supply and manufacture of Verelan PM, Verelan SR and Verapamil PM. Under the terms of the amendment, in addition to the existing manufacturing and profit sharing economics already in place from the prior agreement, Recro will also receive an upfront payment of $1.9 million in cash, plus $0.5 million per year license fee for three years.  Additionally, the term of the agreement has been extended from December 31, 2021 to December 31, 2024.

•

Amended Credit Agreement with Athyrium. Recro amended its existing credit facility with its partner Athyrium Capital Management to provide additional flexibility with its financial maintenance covenants, including amendments to the calculation of the leverage ratio and certain parameters of the leverage ratio and minimum liquidity covenants for 2020 and 2021 only. In connection with the amendment the Company repaid $9 million of principal in November without prepayment penalty, which reduces its outstanding principal and interest expense and defers remaining quarterly principal payments until 2022. In consideration for this new Athyrium amendment, Recro Pharma paid an amendment fee to Athyrium, plus other customary contractual based fees, and has repriced existing Athyrium warrants to the current market price. Other material terms related to the amendment can be found in the Company’s current report on Form 10-Q, which will be filed with the Securities and Exchange Commission on November 9, 2020.

Financial Results for the Three Months Ended September 30, 2020

At September 30, 2020, Recro had cash and cash equivalents of $21.5 million.

Revenue was $19.3 million for the third quarter of 2020 an increase of 24% or $3.8 million sequentially from $15.5 million in the second quarter due to the impact of customers rebalancing their inventory levels and improvement in profit sharing results. The decrease of $6.0 million, compared to the $25.3 million from the third quarter of 2019, was primarily the result of customer ordering patterns in the prior year and the loss of Verapamil SR market share by our commercial partner in the first quarter of 2020 due to the re-entry of a competitor (Mylan). Our commercial partner has sustained its market position for Verapamil SR capsules since the end of the first quarter of 2020. The COVID-19 pandemic has resulted in decreased end-user demand, inventory rebalancing by our commercial partners and slower than expected new business starts. Higher revenues from our new business growth activities has partially offset the decrease, including a significant new commercial product tech transfer project.

Cost of sales was $11.7 million for the third quarter of 2020 compared to $11.0 million for the comparable period of 2019. The increase of $0.7 million was not proportionate to the decrease in revenue primarily due to lower commercial manufacturing volumes and the related impact on fixed costs expensed through cost of sales despite making reductions in the work force and implementing cost saving measures.

Selling, general and administrative expenses were $4.5 million for the third quarter of 2020 compared to $4.1 million for the comparable period of 2019. The increase of $0.4 million was primarily related to our new business efforts and launch of the CTM business.

Interest expense was $4.6 million for the third quarter of 2020 compared to $5.0 million for the third quarter of 2019. The decrease of $0.4 million was primarily due to a decrease in the LIBOR base rate of interest on our term loans under the Credit Agreement with Athyrium.

Recro reported a net loss of $2.1 million or $0.09 per diluted share for the third quarter of 2020. This compared to a net loss of $4.3 million or $0.18 per diluted share for the comparable period of 2019, which included a loss from discontinued operations.

Financial Results for the Nine Months Ended September 30, 2020

Revenue was $56.6 million for the nine-month period of 2020 compared to $81.6 million for the comparable period of 2019, a decrease of $25.0 million primarily due to the same factors as described in the three-month results above.

Cost of sales was $41.6 million for the nine-month period of 2020 compared to $39.5 million for the comparable period of 2019. The increase of $2.1 million was not proportionate to the decrease in revenue primarily due to lower commercial manufacturing volumes and the related impact on fixed costs expensed through cost of sales despite making reductions in the work force and implementing cost saving measures as well as increased cost of development sales on higher revenues. Cost savings generated from these activities are expected to continue into 2021.

Selling, general and administrative expenses were $14.2 million for the nine-month period of 2020 compared to $16.1 million for the comparable period of 2019, a decrease of $1.9 million, primarily related to lower public company costs, which were partially offset by our new business efforts and the launch of the CTM business.

Interest expense was $14.7 million for the nine-month period of 2020 and $13.9 million for the comparable period of 2019. The increase of $0.8 million was primarily due to additional term loan borrowings under the Credit Agreement with Athyrium in the first quarter of 2019.

Recro reported a net loss of $15.8 million or $0.67 per diluted share for the nine-month period of 2020. This compared to a net loss of $9.1 million or $0.39 per diluted share for the comparable period of 2019, which included a loss from discontinued operations.

Conference Call and webcast

Recro management will be hosting a conference call and webcast today beginning at 8:00 a.m. ET. To access the conference call, please dial (844) 243-4691(local) or (225) 283-0379 (international) at least 10 minutes prior to the start time and refer to conference ID 9677189. A live audio webcast of the call will be available under "Events" in the Investor section of the Company's website, www.recrocdmo.com. An archived webcast will be available on the Company's website approximately two hours after the event and will be available for 30 days.

About Recro

Recro is a contract development and manufacturing organization, or CDMO, with integrated solutions for formulation, analytical services, regulatory support, manufacturing and packaging of both commercial and development stage oral solid dose drug products, with its operations location in Gainesville, GA. Recro’s Clinical Trials Materials and Logistics business, including preparation of double-blind clinical trial supplies and supply logistics is becoming a popular service, as well as capabilities for specialized services dedicated to the development and GMP manufacturing of high potency products. The Company leverages its formulation expertise to develop and manufacture pharmaceutical products using its proprietary delivery technologies and other manufacturing services for commercial and development-stage partners who commercialize or plan to commercialize these products. For more information see www.recrocdmo.com.

Cautionary Statement Regarding Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements, among other things, relate to the Company’s ability to manage costs and to achieve its financial goals; to operate under increased leverage and associated lending covenants; to pay its debt under its credit agreement and to maintain relationships with CDMO commercial partners and develop additional commercial partnerships. The words "anticipate", "believe", "could", "estimate", “upcoming”, "expect", "intend", "may", "plan", "predict", "project", "will" and similar terms and phrases may be used to identify forward-looking statements in this press release. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Factors that could cause the Company’s actual outcomes to differ materially from those expressed in or underlying these forward-looking statements include the ongoing economic and social consequences of the COVID-19 pandemic, including any adverse impact on the customer ordering patterns or inventory rebalancing or disruption in raw materials or supply chain; demand for the Company’s services, which depends in part on customers’ research and development and the clinical plans and market success of their products; customers' changing inventory requirements and manufacturing plans; customers and prospective customers decisions to move forward with the Company’s manufacturing services; the average profitability, or mix, of the products the Company manufactures; the Company’s ability to enhance existing or introduce new services in a timely manner; fluctuations in the costs, availability, and suitability of the components of the products the Company manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials, or the Company’s customers facing increasing or new competition. These forward-looking statements should be considered together with the risks and uncertainties that may affect our business and future results presented herein along with those risks and uncertainties discussed in our filings with the Securities and Exchange Commission at www.sec.gov. These forward-looking statements are based on information currently available to us, and we assume no obligation to update any forward-looking statements except as required by applicable law.

Contacts

Investor Relations Contact:
Argot Partners
Sam Martin / Claudia Styslinger
(212) 600-1902
sam@argotpartners.com
Claudia@argotpartners.com

Recro
Ryan D. Lake
(484) 395-2436
rlake@recropharma.com

Media Contact:
Argot Partners
David Rosen
(212) 600-1902
David.rosen@argotpartners.com

RECRO PHARMA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

(amounts in thousands, except share and per share data)	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$21,487	$19,148
Accounts receivable	13,634	14,389
Contract asset	9,728	8,851
Inventory	11,580	15,072
Prepaid expenses and other current assets	2,492	2,700
Total current assets	58,921	60,160
Property, plant and equipment, net	43,480	42,212
Intangible assets, net	1,345	3,283
Goodwill	4,319	4,319
Other assets	503	485
Total assets	$108,568	$110,459
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$657	$989
Accrued expenses and other current liabilities	4,802	4,324
Current portion of debt	9,458	—
Liabilities of discontinued operation	—	1,172
Total current liabilities	14,917	6,485
Debt, net	108,399	110,319
Other liabilities	385	367
Total liabilities	123,701	117,171

Stockholders’ deficit:
Preferred stock, $0.01 par value. 10,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.01 par value. 50,000,000 shares authorized, 23,644,631 issued and outstanding at September 30, 2020 and 23,312,928 shares issued and outstanding at December 31, 2019	236	233
Additional paid-in capital	207,345	199,938
Accumulated deficit	(222,714)	(206,883)
Total stockholders’ deficit	(15,133)	(6,712)
Total liabilities and stockholders’ deficit	$108,568	$110,459

RECRO PHARMA, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(amounts in thousands, except share and per share data)	2020	2019	2020	2019
Revenue	$19,287	$25,255	$56,586	$81,576
Operating expenses:
Cost of sales (excluding amortization of intangible assets)	11,741	11,027	41,629	39,518
Selling, general and administrative	4,418	3,990	14,123	16,028
Amortization of intangible assets	646	646	1,938	1,938
Change in warrant valuation	—	160	—	938
Total operating expenses	16,805	15,823	57,690	58,422
Operating income (loss) from continuing operations	2,482	9,432	(1,104)	23,154
Interest expense	(4,609)	(5,057)	(14,727)	(13,823)
(Loss) income from continuing operations	(2,127)	4,375	(15,831)	9,331
Loss on discontinued operations	—	(8,680)	—	(18,450)
Net loss	$(2,127)	$(4,305)	$(15,831)	$(9,119)

(Loss) income per share information:
Basic:
Continuing operations	$(0.09)	$0.19	$(0.67)	$0.42
Discontinued operations	—	(0.38)	—	(0.83)
Total	$(0.09)	$(0.19)	$(0.67)	$(0.41)
Weighted average shares outstanding	23,641,973	22,505,723	23,538,378	22,231,990
Diluted:
Continuing operations	$(0.09)	$0.18	$(0.67)	$0.40
Discontinued operations	—	(0.36)	—	(0.79)
Total	$(0.09)	$(0.18)	$(0.67)	$(0.39)
Weighted average shares outstanding	23,641,973	23,650,113	23,538,378	23,102,158

RECRO PHARMA, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Measure

(Unaudited)

To supplement our financial results determined by U.S. generally accepted accounting principles (“GAAP”), we have also disclosed in the tables below the following non-GAAP information for our business:

•

Operating income or loss, as adjusted, which is operating income or loss from continuing operations excluding: (i) Recro corporate costs that were not historically segregated and allocated to the CDMO segment; (ii) reduction in force; and (iii) the impact of Accounting Standard Update 2014-09 in order to remove the impact of the timing of revenue recognized from royalties upon transfer of control of the product, which more closely aligns revenue with expected cash receipt.

•

EBITDA, as adjusted (Historical - CDMO), which is "operating income or loss, as adjusted” before interest, taxes, depreciation, amortization, warrant market-to-market expense and non-cash stock-based compensation.

•	EBITDA, as adjusted (Standalone), which is "EBITDA, as Adjusted (Historical - CDMO) including Recro Corporate costs.

We believe these non-GAAP financial measures are helpful in understanding our business as it is useful to investors in allowing for greater transparency of supplemental information used by management and is consistent with our historical presentation. “EBITDA, as adjusted (Historical - CDMO)" and "EBITDA, as adjusted (Standalone) is used by investors, as well as management in assessing our performance. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, reported GAAP results. Further, Non-GAAP financial measures, even if similarly titled, may not be calculated in the same manner by all companies, and therefore should not be compared.

	Three months ended September 30,
(amounts in millions)	2020	2019
Operating income (GAAP)	$2.5	$9.4
Recro cash corporate costs (a)	1.9	2.5
Revenue recognition (b)	(0.8)	(2.5)
Operating income, as adjusted (non-GAAP)	3.6	9.4
Depreciation	1.6	1.5
Amortization of intangible assets	0.6	0.6
Stock-based compensation and change in warrants (c)	2.4	1.3
EBITDA, as adjusted (Historical - CDMO)	8.2	$12.8
Include: Recro Cash Corporate Costs (a)	(1.9)
EBITDA, as adjusted (Standalone)	$6.3

	Nine months ended September 30,
(amounts in millions)	2020	2019
Operating (loss) income (GAAP)	$(1.1)	$23.2
Recro cash corporate costs (a)	5.7	9.8
Reduction in force (d)	1.0	—
Revenue recognition (b)	(0.8)	(5.4)
Operating income, as adjusted (non-GAAP)	4.8	27.6
Depreciation	4.6	4.3
Amortization of intangible assets	1.9	1.9
Stock-based compensation and change in warrants (c)	8.1	5.6
EBITDA, as adjusted (Historical - CDMO)	19.4	$39.4
Include: Recro Cash Corporate Costs (a)	(5.7)
EBITDA, as adjusted (Standalone)	$13.7

a)

Recro cash corporate costs include costs associated with corporate initiatives and public company costs that were previously included in the Acute Care Segment. As a significant portion of these costs related to a more complex organization with multiple segments, these costs going forward are expected to be in the range of mid to upper single digits, excluding non-cash expenses, such as stock-based compensation, and new initiatives as they relate to our operations as a stand-alone public company.

b)	Impact of adoption of Accounting Standard Update 2014-09, "Revenue Recognition," starting January 2018.
c)

Stock-based compensation (including corporate employees) and non-cash changes in warrant valuations. Due to the exercise of remaining liability-classified warrants in 2019, warrant valuations were only applicable for 2019.

d)	In the first half of 2020, two reductions in force were executed that affected approximately 15% of the work force and were driven by lower commercial volumes.